EXHIBIT 10.2

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION (“SEC”) PURSUANT TO SEC RULE 24b-2

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

MANUFACTURING AND LIMITED DISTRIBUTION LICENSE AGREEMENT

THIS MANUFACTURING AND LIMITED DISTRIBUTION LICENSE AGREEMENT, (this “Agreement”) by and between CINNABON, INC., a Washington corporation, with principal offices at Six Concourse Parkway, Suite 1700, Atlanta, Georgia, 30328-5352 (“CBI”), and POORE BROTHERS, INC., a Delaware corporation, with principal offices located at 3500 S. La Cometa Drive, Goodyear, Arizona 85338 (“PBI”), is made effective as of the 10th day of September, 2004 (“Effective Date”).

RECITALS

CBI is engaged in the marketing of cinnamon rolls and other fresh baked products in the United States and worldwide, under the trademarks described in Exhibit A (“Trademarks”);

PBI supplies retailers throughout the United States with a wide range of snack products;

CBI is willing to grant to PBI a limited, exclusive and non-transferable license to use CBI proprietary information in the manufacture and sale of certain consumer snack products (“Approved Products”) for the purposes described in and pursuant to the terms and conditions contained in this Agreement.

CBI is willing to grant a limited, exclusive and non-transferable license to PBI to use the Trademarks for purposes of packaging, advertising and selling the Approved Products pursuant to the terms and conditions contained in this Agreement; and

PBI desires to obtain the licenses described above under the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.             Definitions.  Exhibit B contains a list of defined terms that are used in this Agreement and the definitions for those terms.  Any specific dates referenced in this Agreement that fall on a weekend or holiday shall be construed to mean the first business day following such weekend or holiday.

2.             Engagement.

(a)           License; Grant.   Subject to the terms and conditions of this Agreement, CBI hereby grants to PBI and its Affiliates the exclusive right, license and privilege to use the Trademarks during the Term in connection with, and only in connection with, the manufacture, distribution or sale by PBI of the Approved Products.

(b)           Term.  During the Test Market Term, PBI shall engage in commercially reasonable actions to determine the likelihood of success of the Approved Products.  Upon a “successful” Test Market Term, PBI may, at its option, choose to continue the Agreement for the Initial Term.  A “successful” Test Market Term shall mean either: (1) that PBI has billed Customers for a total of at least [*] Dollars ($[*]) in Net Sales, and PBI has paid to CBI at least [*] Dollars ($[*]) in Royalty Fees, and PBI Customers have experienced an acceptable sell-through rate for the Approved Products or (2) that PBI Customers have experienced a sell-through rate for the Approved Products that warrants, in PBI’s sole discretion, continuing distribution of the Approved Products.  At the conclusion of the Initial Term, PBI may renew this Agreement for the Renewal Term by notifying CBI in writing of such intent within thirty (30) days before the expiration of the Initial Term.    PBI shall, at its sole expense, use diligent, good faith efforts to sell, market and promote the Approved Products in the Territory during the Test Market Term, Initial Term and the Renewal Term.  Unless specifically stated otherwise in this Agreement, all costs and expenses relating to such marketing activities and strategy shall be borne by PBI.

(c)           Minimum Net Sales.  Should PBI fail to make the Minimum Net Sales required in any year or to meet its obligations under Section 2(b), PBI, at its option may, within thirty (30) days following such year, or its failure to meet its obligations under Section 2(b), pay to CBI as a Royalty Fee the difference between Earned Royalties based on the actual Net Sales and the Earned Royalties that would have been due based on the Minimum Net Sales required for such year.  Should PBI fail to pay such amount to CBI, CBI’s sole and exclusive remedy will be to terminate this Agreement, except that such termination shall not be considered “with cause” under Section 17(b).

(d)           Limitations.  The Trademarks shall be used by PBI only in connection with the manufacture, distribution or sale of the Approved Products during the Term and may not be used for any other merchandise.

(e)           Third Party Manufacturers.  Subject to all terms of this Agreement, PBI has the right to authorize Third Party manufacturers to use the Trademarks in the manufacture or creation of the Approved Products and related marketing, distribution, packaging and shipping materials on behalf of PBI or its Affiliates.  PBI shall be responsible for requiring its Third Party manufacturers to use the Trademarks and produce the Approved Products such that they satisfy all the requirements of this Agreement.

(f)            No Other Right to Licensed Marks.  This Agreement conveys to PBI no other rights in the Trademarks or to other intellectual property owned by CBI; nor does this Agreement grant to any other Third Party rights to the Trademarks or to other Intellectual Property owned by CBI.

(g)           No Rights Outside Territory.  PBI agrees that it possesses no right to sell the Approved Products to exporters or others for resale or reshipment outside the Territory.  In the event that PBI becomes aware that any party to whom it sells the Approved Products intends to sell or ship, or is selling or shipping, the Approved Products outside the Territory, PBI shall take actions which are both commercially reasonable and legally permissible to prevent such sales or shipment.  In such case, PBI shall indemnify and hold CBI harmless from any damages, subject to paragraph 20 and 14(c) herein, that may result from such action.

(h)           CBI Modification of Trademarks.  PBI acknowledges that from time to time and without PBI’s approval, CBI may modify certain elements of the Trademarks, add new marks, or discontinue the use of certain Trademarks.  Accordingly, CBI does not represent or warrant that the

Trademarks or any of its elements will be maintained or used in any particular fashion.  In the event that CBI modifies the Trademarks or creates new Trademarks, this Agreement applies to any such modifications or creations effective upon written notification from CBI; provided, however, that PBI may continue to sell, manufacture and distribute, and shall not be required to destroy or cease using, any Approved Products inventories, raw materials or supplies (including packaging and labeling components thereof that have not yet been consumed) that exist or are part of work in progress as of PBI’s receipt of the notification unless directed otherwise by CBI and CBI agrees to pay all reasonable costs related to destroying or ceasing use of all Approved Products inventories, raw materials or supplies (including packaging and labeling components thereof that have not yet been consumed) that exist or are part of work in progress, and the creation of any and all necessary new artwork.  Upon written notification to PBI, which shall be timely and not unreasonably withheld, this Agreement shall automatically include a license to PBI to any such modified or new Trademarks, consistent with the terms stated herein.  PBI will have a period of not less than ninety (90) days before CBI shall require PBI to begin use of any modified or new Trademarks.

(i)            Trademarks.  PBI shall not use any of the Trademarks as part of its corporate or other company names.

3.             Transferability.  Neither Party shall sell, assign, mortgage, transfer or otherwise encumber this Agreement, to any Third Party, except as expressly approved, in writing, by the other Party, which approval shall not be unreasonably withheld.  Notwithstanding the foregoing, however, upon prior sixty (60) days written notice to the other Party, a Party may assign or transfer this Agreement to any corporation which is or becomes an Affiliate of such Party, or which survives a merger in which such Party participates, or to any corporation or other person or business entity which acquires all or substantially all of the assets of such Party, provided, however, that the Third Party to whom such assignment is made agrees to comply in full with the obligations hereunder.

4.             Payment and Reporting Obligations.

(a)           Sales and Forecast Reports .  Within ten (10) days of the end of each month and thirty (30) days of the end of each PBI fiscal quarter, PBI shall provide CBI a sales report for the prior month and fiscal quarter by Approved Product, together with a non-binding forecast of sales for the upcoming month or fiscal quarter, as applicable.

(b)           Royalty Fee.  Within thirty (30) days following the end of each PBI fiscal quarter during the Term, PBI shall pay to CBI the Earned Royalties due from sales of the Approved Products during the preceding quarter.

(c)           Accounting.  In addition to PBI’s payment obligations set forth in Section 4(b) above, within thirty (30) days following the last day of each PBI fiscal quarter, PBI shall provide CBI with a written accounting report that includes: (i) the sales of Approved Products for the reporting period, (ii) the number and a description of any returned or rejected shipments, including order size and the date of the shipment that was rejected or returned, (iii) such other information as CBI may reasonably request.  Such accounting report shall be signed by the chief financial officer of PBI or such other senior officer of PBI as may be reasonably acceptable to CBI, shall be certified as being true and accurate, shall be a complete accounting of the subject accounting period, and shall correspond to and support the payments required in Section 4(b) for the same period.

(d)           Annual Reports.  PBI shall provide CBI with an annual aggregate statement for the preceding PBI fiscal year.  Such annual reports, which shall be certified as accurate by PBI’s chief financial officer, shall be delivered as soon as possible after the last day of the immediately preceding PBI fiscal year of the Agreement, but in no event later than sixty (60) days after the end of such year.

(e)           Audit Rights.  During the term of this Agreement and for a period of twenty-four (24) months after the termination or expiration hereof, PBI shall maintain, and CBI shall have the right, at CBI’s sole cost, to inspect and audit PBI’s books and records required to verify the amounts due hereunder, any invoices submitted hereunder, and compliance by PBI with the terms and conditions of this Agreement.  PBI shall maintain adequate books and records to document all sales and all items reflected in the computation of the Royalty Fees.  Such books and records shall be made available to CBI at any time during regular business hours, upon ten (10) days advance written request.

5.             Trademarks

(a)           Ownership and Registration.  CBI represents that it owns all right, title, and interest to the Trademarks, and that trademark registrations have been received from the government of the United States for the Trademarks or that CBI has filed the necessary applications for registration, as set forth in Exhibit A.  CBI represents that as of the date of this Agreement, no Third Party has made any meritorious claim (as determined by a court of competent jurisdiction) of right, misappropriation or infringement relative to the Trademarks and CBI warrants that, to the best of CBI’s knowledge, CBI’s licensing of the Trademarks to PBI does not infringe upon or otherwise violate any legal rights of any Third Party in the Territory known to CBI.

(b)           Restrictions.  PBI agrees that all of the Trademarks are the sole property of CBI and that any use of the Trademarks outside the scope of this Agreement without CBI’s express written consent is an infringement of CBI’s exclusive right to use and ownership of the Trademarks.  Nothing herein shall give PBI any right, title, interest in or right to use the Trademarks during the course of, or after the termination of, this Agreement, except the right to use the Trademarks in accordance with the terms of this Agreement.  PBI agrees that the use of the Trademarks pursuant to this Agreement does not constitute a grant of any ownership interest or other interest in or to the Trademarks, and any and all goodwill arising from the use of the Trademarks shall inure solely and exclusively to CBI.  Further, any right and license of the Trademarks granted hereunder is non-exclusive except as provided for herein and CBI has and retains the rights, among others, to use the Trademarks itself in connection with selling any products and services and retains the right to grant others the right to use the Trademarks, except as otherwise expressly set forth herein.

(c)           Use.  PBI shall not act, directly or indirectly, in a manner which might lead a Third Party to believe that the Trademarks are owned by PBI

(d)           Warranties.  PBI acknowledges the importance of maintaining the validity of all of the Trademarks and the valuable goodwill associated with the Trademarks.  Accordingly, PBI agrees that it:

(i)            Shall not have any right to use any portion of the Trademarks without CBI’s prior written consent in each case first obtained;

(ii)           Shall not use the Trademarks as part of PBI’s corporate or other legal or fictitious name or combine PBI’s name or trademarks with those of CBI in any manner that is likely to cause confusion or be mistaken for the Trademarks;

(iii)          Shall comply with any requirements established by CBI concerning the style, design, display and use of the Trademarks, to correctly use the trademark symbol ™ or registration symbol ®, as the case may be, with every use of the Trademarks as may be authorized or approved by CBI;

(iv)          Shall not sell any item other than the Approved Products bearing the Trademarks without CBI’s prior written consent in each case first obtained and shall not use the Trademarks for any purpose other than provided in this Agreement; however, PBI may use any textual and/or pictorial matter, previously approved by CBI in writing, for Promotional Materials or display and advertising material as may, in PBI’s reasonable judgment, promote the sale of the Approved Products, so long as such CBI approval was granted within the twelve (12) months prior to the date of PBI’s anticipated use of such matter and except as where otherwise required by Court order, judgment or decree.

(v)           Shall not attempt any sublicense, assignment or other transfer of any interest in any portion of any of the Trademarks or this Agreement, except as described in Section 3; and

(vi)          Shall not challenge or contest in any way the validity of the Trademarks, or the registration, or the ownership thereof by CBI or assist any Third Party in challenging CBI’s rights in the Trademarks.  At CBI’s expense, PBI shall execute any documents reasonably requested by CBI necessary to obtain or retain any protection for the Trademarks or to maintain their continued validity and enforceability.

(e)           Modification of Trademarks.  CBI reserves the right to change or substitute a new or revised trademark for any Trademark. In the event CBI decides to change some or all of the Trademarks, PBI shall cease using the discontinued Trademarks and shall begin distribution of the Approved Products under the new Trademark(s) within ninety (90) days of such written notice from CBI (or such shorter period as may be required by a court of competent jurisdiction).  CBI shall reimburse PBI for all reasonable expenses it incurs in making the appropriate Trademark change or changes, including without limitation, reasonable packaging expenses, marketing materials expenses and sales materials expenses.

(f)            Notification.  PBI agrees to notify CBI of any infringement of, or challenge to the validity of CBI’s ownership of the Trademarks, including the existence of any non-CBI trademark or trade name of which it may become aware that is similar in sight, sound, appearance or meaning to the Trademarks.  PBI expressly agrees that it shall take no action with regard to such trademark or trade name other than notification of CBI.

6.             Intellectual Property.

(a)           Ownership.  PBI shall own all Intellectual Property rights relating to the Approved Products, including without limitation, all rights in and to all Licensee Know How, Licensee Marks, copyrights, trade names, trade dress, product names, slogans, packaging, labeling, recipes, Promotional Materials, manuals, as well as derivative works, duplicates, replicas, reproductions, and summaries of the foregoing (“PBI Intellectual Property”).  CBI shall own the Trademarks and all Intellectual Property of CBI and warrants that it has the right to grant PBI the licenses in this Agreement.

(b)           Reproductions.  Except as described in this Section 6, all reproductions, notes, summaries, specifications, and similar documents relating to the PBI Intellectual Property shall become and remain the property of PBI immediately upon creation.

(c)           Notification.  Each Party agrees to notify the other Party of any infringement of such other Party’s Intellectual Property rights.  Each Party expressly agrees that it shall take no action with regard to such violations other than the notification required by this Section.

(d)           Ownership and Use of Artwork and Designs.

(i)            Upon first obtaining the consent of CBI, PBI may use any Licensee Mark in conjunction with the Trademarks; provided, however, that the Trademarks must be displayed in a more prominent manner than the Licensee Marks.

(ii)           PBI shall own all copyrights and other proprietary rights in any and all artwork or designs created by or for PBI for use in connection with the Approved Products, except to the extent such artwork or designs utilizes the Trademarks.  Any portions of any and all artwork or designs created by CBI in connection with the Approved Products shall be owned exclusively by CBI, except to the extent such artwork or designs utilizes Licensee Know How or the Licensee Marks.

(iii)          CBI reserves for itself and its Affiliates all rights to use any and all artwork or designs that created by or for CBI hereunder, without limitation, except that, without PBI’s prior written consent, CBI may not use such artwork or designs except to fulfill its obligations under this Agreement if such artwork or designs include Licensee Know How or Licensee Marks.  CBI agrees that, during the Term, it will not authorize the use of any artwork or designs created by or for PBI pursuant to this Agreement on any product similar to the product for which the artwork or design was created by PBI, without the prior written consent of PBI

(iv)          PBI shall have no obligation to license CBI to use any Licensee Marks, nor to disclose to CBI any Licensee Know How.  Any Licensee Know How disclosed to CBI in PBI’s sole discretion shall be considered PBI Confidential Information subject to the provisions of Section 13.

(v)           For any PBI Intellectual Property that utilizes the Trademarks or any artwork or designs owned by CBI as described in this Section in whole or in part, PBI and its Affiliates shall destroy such PBI Intellectual Property upon expiration or termination of this Agreement for any reason and shall confirm to CBI in writing that PBI has done so.  Similarly, for any artwork or designs owned by CBI as described in this Section in whole or in part, which utilizes the PBI Intellectual Property in whole or in part, CBI and its Affiliates shall destroy such artwork or designs upon expiration or termination of this Agreement for any reason and shall confirm to PBI in writing that CBI has done so.

7.             Quality Control and Quality Assurance PBI acknowledges, and desires to help maintain, CBI’s goodwill and the validity of the Trademarks.

(a)           Pre-Production Approval of Product Samples.  PBI shall furnish to CBI, free of charge, for its written approval as to quality and style, at least the number of samples specified below of each of the Approved Products to be manufactured, distributed, sold or otherwise used under this Agreement, together with their packaging, hangtags, and wrapping material in each of the following successive stages: (i) at least one (1) sample of rough sketches/layout concepts or description of flavor or food (including, without limitation, details of the materials to be used, application of artwork and rough product dimensions); (ii) at least one (1) sample of all finished artwork or final proofs; (iii) at least one (1) sample of all prototypes or strike-offs; and (iv) at least twenty-four (24) samples of finished products, including all packaging materials from the initial production run.  No Approved Products or other material utilizing the Trademarks shall be manufactured (except to the extent required to produce production samples), sold, distributed, promoted or otherwise used in any manner whatsoever by PBI without the prior written approval of CBI of such Approved Products and materials at each successive stage; however, PBI may use any textual and/or pictorial matter, previously approved by CBI in writing, for Promotional Materials or display and advertising material as may, in PBI’s reasonable judgment, promote the sale of the Approved Products, so long as such CBI approval was granted within the twelve (12) months prior to the date of PBI’s anticipated use of such matter and except as where otherwise required by Court order, judgment or decree..  If CBI fails to approve in writing any product submission within five (5) business days after receipt of PBI’s submission, such failure shall be deemed to constitute approval of the submission.

(b)           PBI shall also provide CBI with three (3) days advance notice of the anticipated date of the first production run for any new or significantly modified Approved Product, which notice shall include (i) the Approved Products that will be manufactured during the production run; and (ii) the quantity of Approved Products that will be manufactured during the production run.  No more than once per PBI fiscal quarter, PBI will provide from any production run such number of samples as CBI may reasonably request.  In the event that a sample does not meet the Quality Specifications for the Approved Products, then CBI shall notify PBI thereof within forty-eight (48) hours of CBI’s receipt of the sample of any reasonable objection or inconsistency in the Approved Products in which event PBI shall at its sole cost and expense, unless such objection or inconsistency results from the Approved Ingredients, (a) discontinue the Approved Products and (b) recall and destroy any of the Approved Products produced during the subject production run.  PBI shall thereafter provide a substitute lot to CBI.

(c)           Right of Entry.  PBI agrees to provide and allow CBI or its representatives throughout the Term of this Agreement the right of entry at PBI’s manufacturing facility at a mutually agreed upon time during normal operating hours to inspect PBI’s manufacturing standards, including without limitation the cleanliness and standards employed prior to or during any production run of the Approved Products.  Additionally, PBI shall allow CBI to inspect, within PBI’s facility and on a confidential basis, a copy of all PBI’s quality control manuals that relate to the safety and quality of the processing, packaging, distribution and storage of all Approved Products (“Quality Specifications”).

(d)           Quality Standards.  PBI shall comply with any and all applicable state and federal regulations (including but not limited to FDA regulations) and shall employ the Quality Specifications relative to the production, storage and transportation of the Approved Products.  Failure to maintain these standards shall constitute a material breach as defined in Section 17 of this Agreement.

(e)           Adulteration.  PBI shall not use any substitute for or dilute the Approved Ingredients in the manufacture of the Approved Products, nor shall PBI take any other action to intentionally alter or adulterate the product so that it fails to conform to the standards described in Section 7(c) above.

(f)            Records.  PBI shall maintain appropriate quality control records and shall allow CBI to inspect such records on a confidential basis during normal business hours.

8.             Packaging, Labeling, and Promotional Materials

(a)           CBI’s Use of Promotional Materials.  Nothing in this Agreement shall be construed to restrict the rights of CBI to advertise any product other than the Approved Products, to display the Trademarks as it deems appropriate, or to advertise the CINNABON® concept, in the manner and market of its choosing.  PBI must obtain CBI’s prior and on-going approval of Promotional Materials relating to the sale of Approved Products.

(b)           Packaging and Labeling.  PBI shall be responsible for packaging and labeling Approved Products for distribution to Customers.  All Approved Products sold by PBI shall bear whatever Trademarks, trade names, logos or other identifying markings as approved in writing by CBI.  PBI shall not label Approved Products in such a way as to give the false or misleading impression that they are other than CBI Approved Products.

9.             Distribution and Collection.

(a)           Distribution.  It shall be PBI’s sole responsibility to distribute the Approved Products manufactured under this Agreement to Customers for ultimate distribution to Consumers.

(b)           Collection.  It shall be PBI’s sole responsibility to collect or otherwise account for monies from Customers for purchases of Approved Products manufactured by PBI under this Agreement.  All monies collected from Customers must be reported in accordance with the reporting requirements delineated in Section 4.

10.          Representatives.

(a)           Coordination.  Each Party shall appoint or indicate appropriate representatives to be responsible for oversight and communication regarding this Agreement.

(b)           Technical Support.  CBI shall make available reasonable technical personnel for coordination and consultation upon reasonable notice during regular business hours.

11.          Customer and Consumer Complaints.  PBI shall be responsible for processing and handling all Customer and Consumer complaints received by PBI regarding the Approved Products.  PBI shall diligently pursue any reasonably appropriate remedial action required under the circumstances to address such complaints.

12.          Product Recovery or Recall.

(a)           Notification.  In the event of an actual or potential product problem which may require a recall or withdrawal of an Approved Product from the market, CBI and PBI each shall keep the other promptly and fully informed of the facts which may give rise to a recall or withdrawal and shall cooperate in making the decision and in implementing the recall or withdrawal.  To the extent practical under the circumstances, and with due recognition for promptness in a recall situation, PBI shall immediately prepare any press release or other communications to the public, which shall be coordinated with, and approved by, CBI.

(b)           PBI’s Duties.  PBI shall be responsible for carrying out any product recoveries or recalls for Approved Products manufactured and/or distributed by PBI All costs and expenses associated with the recovery or recall shall be born be PBI, unless the recovery or recall is necessitated by a problem with the Approved Ingredients supplied by CBI or otherwise caused by CBI.

13.          Confidentiality.

(a)           Other Agreements.  This Section 13 shall not reduce or eliminate any obligations under the confidentiality agreement dated February 2, 2004 between the Parties, nor shall such agreement be construed to diminish any obligations of confidentiality contained in this Agreement; provided, however, that the term of such agreement shall be deemed to run concurrent with the duration of this Section 13.

(b)           Confidentiality Requirement.  It is anticipated that during the course of this Agreement, each Party shall have access to certain Confidential Information of the other.  Each Party acknowledges and understands that such Confidential Information is a valuable business asset of the other and that any unauthorized disclosure of any such Confidential Information may cause irreparable harm from such disclosure.  Accordingly, each Party agrees, on behalf of its Representatives, that except as required by law (including without limitation any Securities and Exchange Commission public disclosure laws), to (i) hold the other’s Confidential Information with at least the same degree of confidence afforded its own confidential information; (ii) not to disclose any such Confidential Information without the prior written consent of the other; (iii) not to use any such Confidential

Information except for the purposes that necessitated the disclosure thereof; (iv) not to engage in any insider trading or certain tender offers, which may be based on such confidential information.  Each Party shall be responsible for, and shall indemnify and hold the other harmless from any loss, cost, expense or damages incurred or suffered by such other Party arising or resulting from the breach of these covenants by such Party or its Representatives.  The obligation of confidentiality in this Section 13 shall not apply to any Confidential Information that (a) at the time of disclosure, or thereafter, has become generally available to the public by the act of one who has the right to disclose such information without violating any rights of any Party; (b) was or is available to the other Party on a non-confidential basis from a source other than the disclosing Party; or (c) has been independently developed without violating any obligations hereunder.

(c)           Press Releases.  Neither Party may issue a press release regarding this Agreement or the subject matter thereof without the prior consent of the other Party.

(d)           Disclosure of Agreement.  Neither Party may provide a copy of this Agreement to any Third Party or disclose the terms or conditions thereof except (i) if legally required pursuant to subpoena or legal process; (ii) to either Party’s accountant, attorney,  auditors, lenders, underwriters, or potential acquirers or to any other party and then only if each such Party executes a confidentiality agreement with respect to such information; or (iii) as otherwise provided herein.

(e)           Restricted Access to Confidential Information.  Each Party shall restrict access to Confidential Information to those employees or agents for whom the relevant piece of Confidential Information is necessary.

14.          Indemnification.

(a)           By PBI PBI recognizes that CBI has entered into this Agreement relying on the fact that PBI has full responsibility for the sale of the Approved Products for distribution to Customers, including, but not limited to, paying all operating expenses, and that other than the payment of Royalty Fees, any profit or loss from sales of the Approved Products will belong to PBI and not CBI. PBI therefore agrees to hold harmless, indemnify and defend (with legal counsel reasonably satisfactory to CBI and any person or entity claiming through CBI) CBI, its Affiliates and their respective shareholders, directors, officers, employees, agents, franchisees, successors and assigns (the “CBI Indemnified Parties”) against, and to reimburse the CBI Indemnified Parties for, any and all Claims, either directly or indirectly incurred by or against the CBI Indemnified Parties arising from or out of (i) any breach by PBI of the agreements, covenants, representations, or warranties contained in this Agreement, (ii) any damages or injury to any person or property arising out of PBI’s negligent or wrongful acts or omissions, (iii) the manufacturing, packaging, distribution, storage, sale, advertising or promotion of the Approved Products, or (iv) the unauthorized use or misuse of the Trademarks.  PBI shall defend and indemnify CBI from and against all of the above Claims, unless and to the extent such Claims were caused by the acts, omissions or contributory negligence of CBI.

(b)           By CBI.  CBI recognizes that PBI has entered into this Agreement relying on the fact CBI will grant the licenses described herein and otherwise perform its obligations under this Agreement.  CBI therefore agrees to hold harmless, indemnify and defend (with legal counsel reasonably satisfactory to PBI and any person or entity claiming through PBI) PBI, its Affiliates and their respective shareholders, directors, officers, employees, agents, successors and assigns (the “PBI Indemnified Parties”) against, and to reimburse the PBI Indemnified Parties for, any and all Claims, either directly or indirectly incurred by or against the PBI Indemnified Parties arising from or out of (i) any breach by CBI of the agreements, covenants, representations, or warranties contained in this Agreement, (ii) any damages or injury to any person or property arising out of CBI’s negligent or wrongful acts or omissions, (iii) any dispute with Third Parties regarding PBI’s authorized use of Trademarks, or (iv) the Approved

Ingredients.  CBI shall defend PBI and indemnify PBI from and against all of the above Claims, unless and to the extent such Claims were caused by the acts, omissions or contributory negligence of PBI

(c)           Notice of Claim.  With respect to any indemnification obligation under this Agreement, if an indemnified Party receives notice of the assertion of a Claim, which is subject to indemnification hereunder, and the indemnified Party intends to seek indemnification, then the indemnified Party shall promptly give written notice to the indemnifying Party of the Claim. The failure by an indemnified Party to notify the indemnifying Party of a Claim will not relieve the indemnifying Party of any indemnification responsibility under this Agreement, except to the extent the failure, if any, to provide the notice materially prejudices the indemnifying Party to defend the Claim. Upon receipt of such notice, the indemnifying Party shall have the right to exclusively control the defense, compromise or settlement with its own counsel and at its own expense, provided that the prior consent of the indemnified Party shall be required if any settlement may materially impair the indemnified Party’s rights or require payment of monetary compensation.  The indemnified Party will be entitled to participate in the defense of any Claim with its own counsel. Any damage, loss, injury, cost or expense indemnified against in this Agreement shall be for actual, out-of-pocket costs of the indemnified Party and shall not include any amount representing loss of profit or loss of business or special, indirect, consequential or punitive damages to the indemnified Party of any nature whatsoever.  The indemnities given hereinabove shall survive the expiration or termination of this Agreement.

15.          Insurance.

(a)           Requirement.  PBI shall at all times during the term of this Agreement maintain Commercial General Liability Insurance with limits of not less than $5,000,000.00, Product Liability Insurance, including but not limited to coverage for food and food service and contractual liability, Worker’s Compensation Insurance, Employer’s Liability Insurance, and, where applicable, Automobile Insurance.  All liability policies shall name CBI as an additional insured.

(b)           Proof of Insurance.  PBI shall provide CBI with a certificate of insurance showing all of the aforementioned insurance is in effect.  The policy shall contain a clause stating that the insurance will not be canceled or reduced without at least thirty (30) day’s prior notice to CBI.  No policy may be canceled without CBI’s prior written consent unless replaced within said thirty (30) days, or else PBI shall be in material breach as defined in Section 17 herein of this Agreement.

(c)           Breach.  Failure to procure insurance, or the lapse of any required insurance policy set forth herein shall be a material breach as defined in Section 17 herein of this Agreement.

16.          Relationship of Parties.  This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or joint venture or franchise, nor to constitute either Party as the agent or legal representative of the other, and neither Party shall have any authority, express or implied or apparent, to assume or create any obligations on behalf of or in the name of the other Party. Each Party shall be solely responsible for its own employees, including without limitation payment of all compensation, benefits, and payroll taxes, and including without limitation all applicable employment and workers’ compensation laws and regulations.

17.          Termination.

(a)           With Cause.  Except as provided in Section 17(c) below, in the event of any breach by either Party of any obligation under this Agreement (“Material Breach”), the non-breaching Party shall give the breaching Party a reasonable period of time to cure its breach, which period shall in no event exceed thirty (30) days’ from the date of first notice to the breaching Party, unless the breaching Party is diligently working on the issue. If the breaching Party does not cure the breach within the period of time provided, the non-breaching Party may declare the breach a default of this Agreement and thereafter terminate this Agreement by providing the breaching Party with thirty (30) days prior written notice of the effective date of termination. The non-breaching Party shall have the option to waive any such breach of this Agreement without adversely affecting its rights with regard to any subsequent breaches.

(b)           Immediate Termination.  Either Party may terminate this Agreement immediately by providing written notice to the other Party upon the occurrence of any of the following events during the Agreement Term:

(i)            The other Party petitions for relief under the Bankruptcy Code of the United States, or any country or territory, or if voluntary bankruptcy proceedings are instituted under any federal, state or foreign insolvency laws, or if such a proceeding is imminent, or if it is adjudged bankrupt, or if it makes any assignment for the benefit of its creditors of all or substantially all of its assets;

(ii)           An involuntary petition is filed or execution issued against the other Party and not dismissed or satisfied within thirty (30) days;

(iii)          The other Party engages in fraud or illegal conduct;

18.          Effect of Expiration or Earlier Termination.  Immediately upon the expiration or earlier termination of this Agreement or any portion thereof, PBI’s licenses under Section 2 shall terminate and each Party shall take the following actions, in compliance with any and all confidentiality obligations as set forth Section 13 and elsewhere in this Agreement and any other applicable confidentiality agreement(s):

(a)           Intellectual Property.  Each Party shall return all Intellectual Property belong to the other Party where reasonably feasible, and otherwise shall destroy such Intellectual Property and certify such destruction to the other Party.

(b)           Trademarks.  Notwithstanding the foregoing, PBI shall be entitled, for an additional period of three (3) months following any termination or expiration of this Agreement, pursuant to the terms and conditions of this Agreement, to attempt to deplete inventory and work in process of the Approved Products, and deplete raw materials and Approved Ingredients, existing at the time of the termination or expiration of the Agreement through manufacture and sale of the Approved Product, but on a non-exclusive basis and subject to payment of Royalty Fees on sales during such additional period.  Except as provided in the first sentence of this Section, upon any termination or the expiration of this Agreement, PBI shall immediately discontinue all use of the Trademarks and shall no longer have the right to use the Trademarks or any variation or simulation thereof.

(c)           Approved Ingredients and Raw Materials.  In the case of Approved Ingredients and/or any other raw materials, CBI may at its sole discretion (i) allow PBI to continue to use any such supplies, or (ii) require PBI to sell any such supplies back to CBI at cost.

(d)           Confidential Information.  Each Party shall immediately deliver to the other Party all written and other tangible originals and copies of any and all Confidential Information belonging to the other Party, not to retain any copies thereof, or certify to the other Party the destruction of all such Confidential Information.  However, such Party may retain such Confidential Information to the extent it exists in that Party’s internal records for the purpose of resolving any disputes, enforcing the terms of this Agreement and complying with other legal requirements as may be required by law.

19.          Governing Law.  This Agreement and any claim or controversy arising out of, or relating to, rights and obligations of the parties under this Agreement and any other claim or controversy between the Parties shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws principles. No provision of this Agreement shall be interpreted in favor of or against any Party because of the Party that drafted this Agreement.

20.          Limitations.  REGARDLESS OF THE BASIS OF RECOVERY CLAIMED, WHETHER UNDER ANY LEGAL THEORY, INCLUDING CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), AND WHETHER AT LAW OR IN EQUITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF BUSINESS, FAILURE TO REALIZE EXPECTED SAVINGS OR LOSS OF GOODWILL, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21.          Attorney’s Fees and Costs.  If any legal action or other proceeding, including any bankruptcy proceeding, regardless of whether such action is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, or the conduct of the Parties hereunder, the Prevailing Party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled, except as limited in Section 20.  “Prevailing Party” within the meaning of this Section 21 includes, without limitation, a Party who obtains substantially the relief sought by it.

(a)           Good Faith Negotiations.  In the event of any dispute or difference arising out of or relating to this Agreement or the breach thereof, the Parties shall use their best efforts to settle such disputes or differences in good faith negotiations, keeping in mind their mutual interests, in order to reach a just and equitable resolution of the dispute or difference satisfactory to both Parties.  Either Party may make a written request to the other Party by sending notice thereof for a meeting of senior representatives (i.e. officers whose positions are at the level of vice-president of above) to resolve the Parties’ differences.  Such meeting shall take place within fifteen (15) days of receipt of such notice at a time and location acceptable to both Parties.

(b)           Conciliation/Mediation.  If within thirty (30) days after a meeting of the senior representatives, the Parties have not succeeded in negotiating a resolution of the dispute or difference, the Parties shall jointly appoint a mutually acceptable neutral person not affiliated with either of the Parties, seeking assistance in such regard from the International Chamber of Commerce if the Parties are unable to agree upon such appointment within forty (40) days after the meeting of the senior representatives.  Any fees associated with such neutral person’s services shall be shared equally by the Parties.

(c)           Arbitration.  All disputes arising from this Agreement left unresolved after consultation and mediation shall be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association by one arbitrator with industry experience appointed in accordance with said rules.  Each Party shall bear its own costs and attorneys’ fees, and the Parties shall share equally in the fees and expenses of the arbitrator.  The arbitrator’s decision shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction of the matter.

(d)           Injunctive Relief.  It is expressly agreed that each Party would suffer irreparable harm from a material breach by the other of any of its covenants contained in this Agreement, and that remedies other than injunctive relief cannot fully compensate or adequately protect a Party for such a violation.  Therefore, without limiting the rights of a Party to pursue all other legal and equitable remedies available for violation of this Agreement, in the event of actual or threatened breach by a Party of any of the provisions of this Agreement, the breaching Party consents that the non-breaching Party shall be entitled to injunctive or other relief in order to enforce or prevent any such violation or continuing violation thereof.  Each Party acknowledges and agrees that the provisions of this Section are reasonable and necessary and commensurate with the need to protect the other Party against irreparable harm and to protect its legitimate and proprietary business interests and property.

22.          Severability.  If any part of this Agreement is held invalid by arbitration, court decree, or otherwise, the rest of this Agreement shall remain valid, and this Agreement shall be interpreted as if it had been signed without the invalid portion.  To the extent that a court or arbitrator can substantially maintain the intent of the Parties in modifying any part of this Agreement, it shall be so modified.

23.          Other Instruments.  The Parties agree to acknowledge, sign and deliver all further documents, instruments or assurances and to perform all further acts needed to carry out the terms of this Agreement in accordance with its intent.

24.          Performance After Expiration or Termination.  The terms and conditions of this Agreement that require either CBI or PBI to perform any duty delineated herein after an assignment of interest hereunder, or the expiration or termination of this Agreement, that by their nature cannot be performed prior to any such assignment, expiration or termination, shall, nonetheless, remain enforceable against the Party from whom any such performance is due after the assignment, expiration or termination.

25.          No Waiver of Rights or Remedies.  Waiver by either Party of any particular default shall not impair its rights with respect to any subsequent default, nor shall any delay or omission of such Party to exercise any rights arising from any default affect or impair its rights as to the default.  The Parties’ rights and remedies are cumulative, and no enforcement of a right or remedy shall preclude the enforcement of any other right or remedy.

26.          Approval Standards.  Whenever the approval of CBI is required under this Agreement (unless otherwise expressly provided), such approval may not be unreasonably withheld or delayed.

27.          Notices.  Any action set forth in this Agreement where either Party’s consent is required as well as all required notices to CBI or PBI, as the case may be, shall be requested or provided in writing and sent by personal delivery, registered or certified mail or by verifiable facsimile, addressed to CBI or PBI at their respective offices designated below and shall be deemed received when actually delivered.

If to CBI:                                                                                              CINNABON, Inc.

Six Concourse Parkway

Suite 1700

Atlanta, GA 30328

Attention: Bill Jachthuber

770-350-3695(Facsimile)

With copies to:                                                              AFC Enterprises, Inc.

Six Concourse Parkway

Suite 1700

Atlanta, GA 30328

Attention: Office of General Counsel

770-353-3060 (Facsimile)

If to PBI:                                                                                                 Poore Brothers, Inc.

3500 S. La Cometa Drive

Goodyear, AZ  85338

Attention:  President & Chief Executive Officer

623-925-2363 (Facsimile)

Each Party hereto shall provide the other with any notice of change of address thirty (30) days before the effective date of any such change of address.

28.          Entire Agreement; Modifications.  This Agreement is the entire agreement of the Parties regarding its subject matter and supersedes all other negotiations, commitments, and representations unless provided otherwise herein.  This Agreement may not be changed, discharged, modified, terminated or renewed, unless in writing and signed by both Parties.

29.          Compliance with Law.  Each Party shall comply with all applicable laws, rules and regulations in performing its obligations under this Agreement.

30.          Force Majeure.  Neither Party hereto shall be responsible for any failure of performance of this Agreement if prevented from doing so by acts of God, flood, fire, explosion, storm, crop failure, transportation difficulties, strikes, lockouts, or other industrial disturbances, wars, or any law, rule, or action of any court or instrumentality of the federal or any state government or any other similar cause beyond the control of any Party.  In the event of either Party being so rendered unable to perform in whole or in part, such Party shall give notice in writing of the full particulars of the force majeure as soon as possible after the occurrence.

31.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

32.          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and the respective heirs, personal representatives, successors or permitted assignees of the parties hereto.

33.          Survival.  The obligations and agreements under Sections 1, 3, 5(a), 5(b), 5(c), 5(d), 6(a), 6(d), 13, 14, 16, 18, and 19-33 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the following individuals hereby represent that are authorized to execute this Agreement on behalf of their respective companies and do so effective the day and year first above written.

CINNABON, INC.

By:	/s/ Christopher P. Elliot
Title:	President
Date:	9/11/04

POORE BROTHERS, INC.

By:	/s/ Thomas W. Freeze
Title:	President & CEO
Date:	9/10/04

EXHIBIT A

Trademarks

Registrations or applications for the Trademarks are held in the name of CBI or its Affiliates.  The Trademarks shall expressly include, without limitation, the following federally registered, or applied for, marks:

MARK	SERIAL NO.	REGISTRATION NO.
Cinnabon	73-591336	1424169
Cinnabon & Design	73-591337	1426734
Cinnabon & Design	78-401475
Cinnabon & Design	78-401487
Cinnabon World Famous	75-647375	2304346
Cinnamon Rolls & Design	78-264471
Makara	74-418259	1921083
World Famous Cinnamon Rolls	74-734362	2029844

EXHIBIT B

Definitions

1.1                                 Affiliates.  Any entity that controls is controlled by or shares common control with a Party to this Agreement.

1.2                                 Approved Ingredients.  The term “Approved Ingredients” shall refer to the ingredients set forth in Exhibit C.

1.3                                 Approved Products.  Cinnabon® branded salted snacks (including, without limitation, snack mix, chips, nuts and extruded snacks) and shelf-stable packaged cookies and breakfast/snack bars that bear one or more Trademark(s), and that have been approved by CBI.

1.4                                 CBI Indemnified Parties.  The “CBI Indemnified Parties” shall mean CBI, its Affiliates and their respective shareholders, directors, officers, employees, agents, franchisees, successors and assigns.

1.5                                 Confidential Information.  The term “Confidential Information” shall mean the terms of this Agreement and any amendments hereto, and all other information, know-how, and techniques, including, but not limited to, product specifications, materials, designs, styles, product sources, computer systems, marketing decisions and directions, trade secrets, proposed trademarks and other proprietary matters and data imparted to or made available by either Party to the other which is (i) designated as confidential, (ii) known by either Party to be considered confidential by the other, or (iii) by its nature inherently or reasonably considered confidential.  PBI’s Confidential Information expressly includes, without limitation, the Quality Specifications.

1.6                                 Customer.  The term “Customer” shall refer to customers in all distributions channels, including without limitation the following distribution channels:  airlines, supermarkets, mass merchandisers, warehouse clubs convenience stores, drug stores, dollar stores, military distribution channels, video stores, the internet, vending machines and wholesale distributors servicing these operations and other traditional retailers that sell food items.

1.7                                 Earned Royalties.  The term “Earned Royalties” shall mean a royalty equal to [*] based upon Net Sales of all Approved Products during a PBI fiscal quarter payable quarterly based on the previous PBI fiscal quarter’s Net Sales.

1.8                                 Consumer.  The term “Consumer” shall refer to customers of Customers.

1.9                                 Renewal Term.  The “Renewal Term” shall be the period commencing at the conclusion of the Initial Term and continuing, unless terminated earlier pursuant to the terms of this Agreement, for five (5) years.

1.10                           Renewal Term Minimum Net Sales.  The “Renewal Term Minimum Net Sales” means: [*].

1.11                           Initial Term.  The “Initial Term” is a period commencing at the conclusion of the Test Market Term and continuing, unless terminated earlier pursuant to the terms of this Agreement, for five (5) years.

1.12                           Initial Term Minimum Net Sales.  The “Initial Term Minimum Net Sales” means: [*].

1.13                           Intellectual Property.  The term “Intellectual Property” shall mean all trademarks, copyrights, trade names, trade dress, product names, slogans, packaging, labeling, artwork, recipes, Promotional Materials, manuals, as well as derivative works, duplicates, replicas, reproductions and summaries of the foregoing.

1.14                           Licensee Know How.  Licensee Know How includes, without limitation, all pictorial, graphic, visual, audio, audio-visual, digital, or any other type of creations, trade secrets, inventions, ideas, methodologies and applications, whether finished or not, including, but not limited to, drawings, designs, sketches, images, specifications, bills of materials, cutter designs, mathematical or chemical formulae, product recipes, customer or supplier lists or information, tooling and tooling aids, illustrations, film, video, electronic, digitized or computerized information, software, object code, source code, text, printed materials, notes, and translations, which feature or include Licensee Marks (as defined below) or PBI’s or a Third Party’s proprietary information regarding manufacture, production or sale of the Approved Products.

1.15                           Licensee Mark.  The term “Licensee Mark” means any proprietary mark owned by PBI.

1.16                           Material Breach.  The term “Material Breach” shall mean any breach of this Agreement as set forth in Section 17.

1.17                           Minimum Net Sales.  The term “Minimum Net Sales” means the Initial Term Minimum Net Sales and the Renewal Term Minimum Net Sales, collectively.

1.18                           Net Sales.  The term “Net Sales” means the total of actual sales price billed by PBI to Customers (whether for cash, credit or other consideration) from the sale of Approved Products by PBI, less

(a)                                  the amount of any cash or credit refunds made upon any sale where the Approved Products sold are returned by the Customer and accepted by PBI, or

(b)                                 freight, sales tax or other taxes collected by PBI directly from customers and accounted for and paid by PBI to a taxing authority; and

(c)                                  the amount of any quantity or cash discounts; and

(d).                              the amount of a receivable deemed non-collectible by PBI.

1.19                           Party.     The term “Party” shall refer to either CBI or PBI

1.20                           PBI Indemnified Parties.  The term “PBI Indemnified Parties” shall mean PBI, its Affiliates and their respective shareholders, directors, officers, employees, agents, franchisees, successors and assigns.

1.21                           PBI Intellectual Property.  The term “PBI Intellectual Property” shall have the meaning given that term in Section 6(a).

1.22                           Prevailing Party. The term “Prevailing Party” shall have the meaning given that term in Section 21.

1.23                           Promotional Materials.  The term “Promotional Materials” shall refer to any marketing, advertising, or other methods of promoting the Approved Products or the CINNABON® name or Trademarks, in any medium.

1.24                           Quality Specifications.  The term “Quality Specifications” shall mean PBI’s quality control manuals that relate to the safety and quality of the processing, packaging, distribution and storage of all Approved Products.

1.25                           Representatives.  The term “Representatives” means a Party’s directors, officers, employees, agents and advisors.

1.26                           Royalty Fees.  The term “Royalty Fees” means the Earned Royalties due from Net Sales during a fiscal quarter.

1.27                           Term.  The “Term” means the Test Market Term, the Initial Term, and the Renewal Term, collectively.

1.28                           Test Market Term.  The “Test Market Term” means that nine (9) month period following the Commencement Date.

1.29                           Third Party.  The term “Third Party” shall refer to any individual, corporation, partnership, or entity other than CBI or PBI

1.30                           Trademarks. The term “Trademarks” shall refer to the marks set forth in Exhibit A attached hereto, any other trademark used by CBI to market or advertise its products, and such other related distinctive logos, designs, art work, colors, or usage associated with the Trademark as may be expressly approved in writing by CBI from time to time, for use in connection with the Approved Products.

1.31                           Territory.  The “Territory” means the United States, its territories and possessions, US Military bases and Puerto Rico, Canada and Mexico, and such other geographic regions that are added with the mutual written consent of the parties; provided that the Territory during the Test Market Term shall be only the United States, its territories and possessions, US Military bases and Puerto Rico.

EXHIBIT C

Approved Ingredients

“MAKARA” Brand Cinnamon - which shall be supplied by CBI or by a Third Party designated by CBI, and which shall be the only cinnamon product used in the production of any and all Approved Products containing cinnamon as an ingredient and/or packaged as “cinnamon flavored” products